EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of GenCorp Inc. for the registration of $ 146,400,000 of its 2 1/4% Convertible Subordinated Debentures due 2024, and the Common Stock Issuable Upon Conversion of the Debentures and to the incorporation by reference therein of our report dated January 28, 2004 (except for Notes 15 and 19e, as to which the date is November 3, 2004), with respect to the consolidated financial statements of GenCorp Inc. as of November 30, 2003 and 2002 and for the three years in the period ended November 30, 2003 included in its Current Report (Form 8-K) dated November 4, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California
January 4, 2005